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                                                                  EXECUTION COPY


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             i2 TECHNOLOGIES, INC.,

                              STARFISH MERGER CORP.

                                       AND

                                SUPPLYBASE, INC.







                                 MARCH 12, 2000

                                TABLE OF CONTENTS

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
ARTICLE I THE MERGER..........................................................1
         1.1      The Merger..................................................1
         1.2      Closing; Effective Time.....................................2
         1.3      Effect of the Merger........................................2
         1.4      Certificate of Incorporation; Bylaws........................2
         1.5      Directors and Officers......................................2
         1.6      Effect on Capital Stock.....................................2
         1.7      Surrender of Certificates...................................6
         1.8      No Further Ownership Rights in Target Capital Stock.........7
         1.9      Lost, Stolen or Destroyed Certificates......................8
         1.10     Tax and Accounting Consequences.............................8
         1.11     Exempt Securities...........................................8
         1.12     Taking of Necessary Action; Further Action..................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET...........................8
         2.1      Organization, Standing and Power............................9
         2.2      Capital Structure...........................................9
         2.3      Authority..................................................10
         2.4      Financial Statements.......................................11
         2.5      Absence of Certain Changes.................................11
         2.6      Accounts Receivable........................................12
         2.7      Litigation.................................................12
         2.8      Restrictions on Business Activities........................12
         2.9      Governmental Authorization.................................12
         2.10     Title to Property..........................................12
         2.11     Intellectual Property......................................13
         2.12     Environmental Matters......................................15
         2.13     Taxes......................................................16
         2.14     Employee Benefit Plans.....................................18
         2.15     Employees and Consultants..................................20
         2.16     Certain Agreements Affected by the Merger..................21
         2.17     Related-Party Transactions.................................21
         2.18     Insurance..................................................22
         2.19     Compliance with Laws.......................................22
         2.20     Brokers' and Finders' Fees.................................22
         2.21     Support Agreements.........................................22
         2.22     Board Approval; Stockholder Approval Required..............22
         2.23     Customers and Suppliers....................................22
         2.24     Material Contracts.........................................23
         2.25     No Breach of Material Contracts............................24
         2.26     Third-Party Consents.......................................24
         2.27     Material Third Party Consents..............................24

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
         2.28     Minute Books...............................................24
         2.29     Complete Copies of Materials...............................25
         2.30     Year 2000 Compatibility....................................25
         2.31     Absence of Undisclosed Liabilities.........................25
         2.32     Inventory..................................................25
         2.33     Accounting and Tax Matters.................................25
         2.34     Export Control Laws........................................26
         2.35     Product Releases...........................................26
         2.36     Representations Complete...................................26
         2.37     Permit Application; Information Statement..................26
         2.38     Registration Rights........................................27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB........27
         3.1      Organization, Standing and Power...........................27
         3.2      Capital Structure..........................................28
         3.3      Authority..................................................28
         3.4      SEC Documents; Financial Statements........................29
         3.5      Accounting and Tax Matters.................................29
         3.6      Absence of Undisclosed Liabilities.........................29
         3.7      No Brokers.................................................29
         3.8      Representations Complete...................................29
         3.9      Information to be Supplied by Acquiror.....................30

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...............................30
         4.1      Conduct of Business of Target..............................30
         4.2      Restrictions on Conduct of Business of Target..............30
         4.3      Notices....................................................33

ARTICLE V ADDITIONAL AGREEMENTS..............................................33
         5.1      No Solicitation............................................33
         5.2      Preparation of Information Statement; Permit Application...34
         5.3      Stockholders' Meeting or Consent Solicitation..............36
         5.4      Access to Information......................................36
         5.5      Confidentiality............................................37
         5.6      Public Disclosure..........................................37
         5.7      Consents; Cooperation......................................37
         5.8      Update Disclosure; Breaches................................38
         5.9      Legal Requirements.........................................38
         5.10     Tax-Free Reorganization....................................39
         5.11     Blue Sky Laws..............................................39
         5.12     Stock Options..............................................39
         5.13     Target Director and Officer Indemnification................40
         5.14     Escrow Agreement...........................................41
         5.15     Form S-8...................................................41


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
         5.16     Listing of Additional Shares...............................41
         5.17     Employees..................................................41
         5.18     Benefit Arrangements.......................................41
         5.19     Conversion of Target Preferred Stock.......................41
         5.20     Additional Agreements; Best Efforts........................42
         5.21     Notice to Holders of Target Warrants.......................42

ARTICLE VI CONDITIONS TO THE MERGER..........................................42
         6.1      Conditions to Obligations of Each Party to Effect the
                  Merger.....................................................42
         6.2      Additional Conditions to Obligations of Target.............43
         6.3      Additional Conditions to the Obligations of Acquiror.......44

ARTICLE VII TERMINATION, EXPENSES, AMENDMENT AND WAIVER......................46
         7.1      Termination................................................46
         7.2      Effect of Termination......................................47
         7.3      Expenses and Termination Fees..............................47
         7.4      Amendment..................................................48
         7.5      Extension; Waiver..........................................49

ARTICLE VIII ESCROW AND INDEMNIFICATION......................................49
         8.1      Survival of Representations, Warranties and Covenants......49
         8.2      Indemnification............................................49
         8.3      Escrow Fund................................................50
         8.4      Escrow Basket..............................................50
         8.5      Escrow Period..............................................50
         8.6      Claims upon Escrow Fund....................................50
         8.7      Objections to Claims.......................................51
         8.8      Resolution of Conflicts; Arbitration.......................51
         8.9      Stockholders' Agent........................................52
         8.10     Distribution Upon Termination of Escrow Period.............53
         8.11     Actions of the Stockholders' Agent.........................53
         8.12     Third-Party Claims.........................................53
         8.13     Maximum Liability and Remedies.............................54

ARTICLE IX GENERAL PROVISIONS................................................54
         9.1      Notices....................................................54
         9.2      Interpretation.............................................55
         9.3      Counterparts...............................................55
         9.4      Entire Agreement; Third Party Beneficiaries................55
         9.5      Severability...............................................56
         9.6      Remedies Cumulative........................................56
         9.7      Governing Law..............................................56
         9.8      Assignment; Amendment; Binding Effect......................56
         9.9      Rules of Construction......................................56


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SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule

EXHIBITS

Exhibit A         Support Agreement
Exhibit B         Certificate of Merger
Exhibit C         Escrow Agreement
Exhibit D-1       Employment Agreement for Kedar Doshi
Exhibit D-2       Employment and Noncompetition Agreement for Ron Domingue
Exhibit D-3       Employment Agreement for Antoinette Fowler
Exhibit D-4       Employment and Noncompetition Agreement for Paul Friedman
Exhibit D-5       Employment Agreement for Steve Goldner
Exhibit D-6       Employment and Noncompetition Agreement for Chris Golec
Exhibit D-7       Employment Agreement for Alex Huesemann
Exhibit D-8       Employment Agreement for Simon Kao
Exhibit D-9       Employment Agreement for Richard Kramlich
Exhibit D-10      Employment and Noncompetition Agreement for Peter Lanell
Exhibit D-11      Employment and Noncompetition Agreement for David Mendez
Exhibit D-12      Employment Agreement for Ray Sayre
Exhibit D-13      Employment and Noncompetition Agreement for Dennis Stradford
Exhibit D-14      Employment and Noncompetition Agreement for Alan White
Exhibit D-15      Employment Agreement for Balaine Wightman
Exhibit E         Legal Opinion of Brobeck, Phleger & Harrison LLP
Exhibit F         Legal Opinion of Gunderson Dettmer Stough Villeneuve
                  Franklin & Hachigian, LLP
Exhibit G         FIRPTA Notice
Exhibit H         280G Agreement


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                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of March 12, 2000 by and among i2 Technologies, Inc., a Delaware corporation ("ACQUIROR"), Starfish Merger Corp., a Delaware corporation ("MERGER SUB"), and SupplyBase, Inc. a Delaware corporation ("TARGET").

                                    RECITALS

         A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, each outstanding share of the capital stock of Target ("TARGET CAPITAL STOCK"), shall be converted into shares of common stock of Acquiror, $0.00025 par value ("ACQUIROR COMMON STOCK"), at the exchange rates set forth herein.

         C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

         E. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, each affiliate of Target who is a stockholder, officer or director of Target is entering into a Support Agreement in the form attached hereto as Exhibit A (each, a "SUPPORT AGREEMENT") to vote the shares of Target Capital Stock owned by such person to approve this Agreement and the Merger.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the "CERTIFICATE OF Merger") and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "CLOSING") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof, or at such other time as the parties hereto agree (the date on which the Closing shall occur being the "CLOSING DATE"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP at 301 Congress Avenue, Suite 1200, Austin, Texas, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the "EFFECTIVE TIME" and the "EFFECTIVE DATE," respectively).

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

         (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is SupplyBase, Inc."

         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

     1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

         (a) Conversion of Target Capital Stock. The maximum number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of options to purchase shares of Target Common Stock (as hereinafter


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defined) ("TARGET OPTIONS") and warrants to purchase shares of Target Common
Stock ("TARGET WARRANTS") assumed by Acquiror pursuant to Sections 1.6(d) and 5.12) in exchange for the acquisition by Acquiror of all Target Capital Stock outstanding immediately prior to the Effective Time and the assumption by Acquiror of all unexpired and unexercised Target Options outstanding immediately prior to the Effective Time shall be 1,875,000 shares (the "TOTAL ACQUIROR CAPITAL SHARES"), reduced (i) by any Dissenting Shares (as hereinafter defined) and (ii) subject to payment by Acquiror at the Closing of the Target Merger Expenses (as hereinafter defined), by the Target Merger Expense Set Off Shares (as hereinafter defined). Certain of such shares of Acquiror Common Stock shall be deposited in the Escrow Fund (as hereinafter defined) in accordance with
Article VIII hereof. At the Closing, Acquiror shall pay all costs and expenses incurred by Target through the Closing Date in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and expenses of its advisers, accountants and legal counsel (collectively, the "TARGET MERGER EXPENSES"). The term "TARGET MERGER EXPENSE SET OFF SHARES" shall equal the Target Merger Expenses divided by the average closing "sale" price of a share of Acquiror Common Stock for the ten (10) most recent days that Acquiror Common Stock has traded ending on the fifth trading day immediately preceding the Closing Date, as reported on the Nasdaq National Market (such average price being the "ACQUIROR CLOSING STOCK PRICE"). No other adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of Target Options and Target Warrants. Except for the Target Options and Target Warrants, there are no other options, warrants or other rights, whether contingent or otherwise, to purchase shares of Target Capital Stock. Subject to the terms and conditions of this Agreement and the Certificate of Merger, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital
Stock:

            (A) Each share of Target common stock, par value $0.001 per share (the "TARGET COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled pursuant to Section 1.6(b) and (ii) shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Delaware Law and, if applicable, the California General Corporation Law, as amended ("CALIFORNIA LAW") (the shares referred to in clause (ii) being the "DISSENTING SHARES")) shall be converted into and exchanged for the number of shares of Acquiror Common Stock equal to (i) (A) the Total Acquiror Shares minus (B) the Target Merger Expense Set Off Shares divided by (ii) the sum of (x) all Target Common Stock outstanding immediately prior to the Effective Time, (y) the Target Common Stock issuable upon the conversion of all Target Series A Preferred Stock, par value $0.001 per share ("TARGET SERIES A PREFERRED STOCK"), Target Series B Preferred Stock, par value $0.001 per share ("TARGET SERIES B PREFERRED STOCK"), and Target Series C Preferred Stock, par value $0.001 per share ("TARGET SERIES C PREFERRED STOCK"), outstanding immediately prior to the Effective Time and (z) the Target Common Stock issuable upon the exercise of all Target Options and Target Warrants outstanding immediately prior to the Effective Time (the result of clause (i) divided by clause (ii) being referred to as the "COMMON EXCHANGE RATIO").


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

            (B) Each share of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into and exchanged for a number of shares of Acquiror Common Stock determined by multiplying (i) the Common Exchange Ratio by (ii) the number of shares of Target Common Stock issuable upon the conversion of one share of Target Series A Preferred Stock immediately prior to the Effective Time (the product of clause (i) multiplied by clause (ii) being referred to as the "SERIES A EXCHANGE RATIO").

            (C) Each share of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into and exchanged for a number of shares of Acquiror Common Stock determined by multiplying (i) the Common Exchange Ratio by (ii) the number of shares of Target Common Stock issuable upon the conversion of one share of Target Series B Preferred Stock immediately prior to the Effective Time (the product of clause (i) multiplied by clause (ii) being referred to as the "SERIES B EXCHANGE RATIO").

            (D) Each share of Target Series C Preferred Stock (as defined below) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into and exchanged for a number of shares of Acquiror Common Stock determined by multiplying (i) the Common Exchange Ratio by (ii) the number of shares of Target Common Stock issuable upon the conversion of one share of Target Series C Preferred Stock immediately prior to the Effective Time (the product of clause (i) multiplied by clause (ii) being referred to as the "SERIES C EXCHANGE RATIO").

The Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio are collectively referred to as the "EXCHANGE RATIOS" and individually as an "EXCHANGE RATIO."

         (b) Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, each share of Target Capital Stock owned by Acquiror or Target or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (c) Target Stock Option Plans. At the Effective Time, the Target 1998 Stock Option Plan and 1999 Stock Plan, each as amended (together, the "TARGET STOCK OPTION PLAN"), and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with Section 5.12.

         (d) Target Warrants. At the Effective Time, each outstanding Target Warrant shall be assumed by Acquiror. Each such warrant so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions as those that existed immediately prior to the Effective Time, except that (i) such warrant shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock and (ii) the per share exercise price for the


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

shares of Acquiror Common Stock issuable upon exercise of such assumed warrant shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such warrant was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery under the Target Warrants assumed in connection with this Section 1.6(d).

         (e) Capital Stock of Merger Sub. At the Effective Time, each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         (f) Adjustments to Exchange Ratios. The Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

         (g) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Acquiror Closing Stock Price.

         (h) Dissenters' Rights. Any Dissenting Shares shall not be converted into Acquiror Common Stock and shall not receive any cash in lieu of fractional shares but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law and, if applicable, California Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law and, if applicable, California Law, it will not make any payment with respect to, or settle or offer to settle, any claim, demand or other liability with respect to any Dissenting Shares. Each holder of Dissenting Shares (a "DISSENTING STOCKHOLDER") who, pursuant to the provisions of Delaware Law and, if applicable, California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such Dissenting Stockholder of a certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such Dissenting Stockholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such Dissenting Stockholder that have been or will be deposited in the Escrow Fund (as defined below) pursuant to Section 1.7(c) and
Article VIII hereof.


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

     1.7 Surrender of Certificates.

         (a) Exchange Agent. ChaseMellon Shareholder Services, L.L.C., the transfer agent and registrar for the Acquiror Common Stock, shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

         (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time (and in any event no later than ten (10) business days after the Effective Time), Acquiror shall make available in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "ESCROW FUND") pursuant to the requirements of Article VIII hereof and
(ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f).

         (c) Exchange Procedures. Promptly after the Effective Time (and in any event no later than ten (10) business days after the Effective Time), Acquiror shall cause the Exchange Agent to mail to each holder of record (the "FORMER TARGET STOCKHOLDERS") of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to such agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock (less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to
Article VIII hereof), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of fractional shares pursuant to Section 1.6. As soon as practicable after the Effective Time (and in any event no later than ten (10) business days after the Effective Time) and subject to and in accordance with the provisions of Section 8.3, Acquiror shall cause to be delivered to the Escrow Agent (as defined in Section 8.3) a certificate or certificates representing (x) an amount of shares (allocated pro-rata among all Target stockholders) equal to the sum of 10% of the Acquiror Common Stock issued in exchange for outstanding Target Capital Stock (collectively the "ESCROW SHARES"), which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. Such shares shall be


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

beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

         (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

         (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or the Exchange Agent any transfer or other Taxes (as defined in Section 2.13(c)) required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or the Exchange Agent that such Tax has been paid or is not payable.

         (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, no party hereto or any of their respective agents shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Dissenting Shares. The provisions of this Section 1.7 also shall apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

     1.8 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Acquiror shall issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or any of their agents with respect to the Certificate alleged to have been lost, stolen or destroyed.

     1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. No party shall take any action which would, to such party's knowledge, cause the Merger to fail to so qualify as a reorganization within the meaning of Section 368 of the Code.

     1.11 Exempt Securities. The parties hereto expect that the shares of Acquiror Common Stock to be issued in connection with the Merger will be exempt securities under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of Section 3(a)(10) thereof, and that the issuance of Acquiror Common Stock and Acquiror's assumption of Target Options and Target Warrants hereunder will be qualified under the securities laws of the State of California pursuant to Section 25121 thereof, after a fairness hearing (the "FAIRNESS HEARING") has been held pursuant to the authority granted by Section 25142 of such law. Each of Acquiror, Merger Sub and Target shall use their respective best efforts (a) to file an application for such hearing and qualification as soon as reasonably practicable after the date of this Agreement and (b) to obtain such qualification.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity means any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, that for purposes of Section 6.2(a) and

Section 6.3(a), neither of the following shall constitute a Material Adverse
Effect: (i) changes or effects which are primarily and directly cause by the execution and delivery of this Agreement or the announcement of the transactions contemplated hereby (it being understood that in any controversy concerning the applicability of this clause (i) the party claiming the benefit of this clause
(i) shall have the burden of proof with respect to the elements of such clause) and (ii) changes or effects which are primarily and directly caused by Acquiror's refusal to consent to action requested to be taken by Target which Target (at the time of such request) certified to Acquiror was necessary, in the good faith judgment of Target's Board of Directors, to avoid a Material Adverse Effect on Target.

     In this Agreement, the words "AWARE," "KNOWLEDGE" or similar words, expressions or phrases with respect to a party means such party's actual knowledge after inquiry of officers, directors and other key employees of such party and its subsidiaries reasonably believed to have knowledge of the relevant matters.

     Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the Disclosure Schedule delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "TARGET DISCLOSURE SCHEDULE"). The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article II, and the disclosure in any Section shall qualify only the corresponding Section in this Article II. Any reference in this Article II to an agreement being "ENFORCEABLE" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

     2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted and to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Target is duly qualified and in good standing to do business as a foreign corporation in California and is not required to be so qualified in any other jurisdiction, except where the failure to be so qualified would not have a Material Adverse Effect on Target. Target has furnished to Acquiror true and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date and currently in effect. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Target does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 Capital Structure. The authorized capital stock of Target consists of 20,000,000 shares of common stock, par value $0.001 per share (the "TARGET COMMON STOCK"), of which 4,717,354 shares are issued and outstanding, and 12,753,326 shares of preferred stock, par value $0.001 per share, of which 4,289,496 shares have been designated as Target Series A Preferred Stock, 2,963,830 shares have been designated as Target Series B Preferred Stock and 5,500,000 shares have been designated as Target Series C Preferred Stock. As of the date of this

Agreement, there are 4,289,496 shares of Target Series A Preferred Stock, 2,963,830 shares of Target Series B Preferred Stock and 4,676,667 shares of Target Series C Preferred Stock issued and outstanding. All of the issued and outstanding shares of Target Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 2.2 of the Target Disclosure Schedule, (a) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Target any shares of capital stock of Target is authorized or outstanding, (b) Target has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Target and (c) Target has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been made available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms made available to Acquiror. All of the issued and outstanding shares of capital stock of Target have been offered, issued and sold by Target in compliance with applicable securities laws.

     2.3 Authority. The execution and delivery by Target of this Agreement and the Certificate of Merger, and the consummation by Target of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders. This Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target enforceable in accordance with its terms. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a waiver or consent under
(a) its Certificate of Incorporation or Bylaws (each as amended to date) or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause (b) would not, individually or in the aggregate, have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required on the part of Target in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated by this Agreement, except for (w) the filing of the Certificate of Merger, (x) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (y) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and (z) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement. The terms of the Target Stock Option Plan permit the assumption thereof by Acquiror or the substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such options, the Target stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options. The terms of the Target Warrants permit the assumption thereof by Acquiror or the substitution of warrants to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such warrants, the Target stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such warrants.

     2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the fiscal years ended, December 31, 1997 and 1998, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the 12-month period ended, December 31, 1999 (collectively, the "TARGET FINANCIAL STATEMENTS"). The Target Financial Statements were complete and correct in all material respects as of their respective dates, and were prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The Target Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

     2.5 Absence of Certain Changes. Since December 31, 1999 (the "TARGET BALANCE SHEET DATE"), Target has conducted its business in the ordinary course of business and there has not occurred: (a) up to and including March 12, 2000, any change, event or condition (whether or not covered by insurance) that has resulted in, or would result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business (including transfers of Target Intellectual Property (as defined in Section 2.11) on a non-exclusive basis to Target's customers, distributors or other licensees in the ordinary course of business); (c) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any material revaluation by Target of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock; (e) any Material Contract entered into by Target; (f) any material amendment or termination of, or default under, any contract to which Target is a party or by which it is bound which would reasonably be expected to have a Material Adverse Effect on Target; (g) any amendment or change to the Certificate of Incorporation or Bylaws of Target or any proposal by Target's Board of Directors or stockholders relating thereto;
(h) any material increase in or modification of the compensation or benefits payable or to become payable by Target to any of its consultants, independent contractors, directors or employees or (i) any negotiation or agreement by Target or any of its subsidiaries to do any of the things described in the preceding clauses (a) through (h) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

     2.6 Accounts Receivable. The accounts receivable shown on the most recent Balance Sheet included in the Target Financial Statements (the "TARGET BALANCE SHEET") arose in the ordinary course of business. Allowances for doubtful accounts and returns have been prepared in accordance with the past practices of Target. The accounts receivable of Target arising after the Target Balance Sheet Date and prior to the date hereof arose in the ordinary course of business. No agreement for deduction or discount has been made with respect to any accounts receivable.

     2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target. All actions, suits, proceedings, claims, arbitrations or investigations to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in Section 2.7 of the Target Disclosure Schedule. There is no judgment, decree or order against Target or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

     2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.

     2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties or (b) that is required for the operation of Target's business or the holding of any such interest ((a) and (b) herein collectively called the "TARGET AUTHORIZATIONS"), and all of such Target Authorizations are in full force and effect, in each case except where the failure to obtain or have any such Target Authorizations would not have a Material Adverse Effect on Target.

     2.10 Title to Property. Target has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable, (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (c) liens securing debt which is reflected on the Target Balance Sheet. The plant, property and equipment of Target that are used in the operations of their business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Section 2.10 of the Target Disclosure
Schedule identifies each parcel of real property owned or leased by Target.

     2.11 Intellectual Property.

          (a) Target owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Intellectual Property (as hereinafter defined) that is used in, or that may be necessary for, its business as currently conducted or, to Target's knowledge, as proposed to be conducted ("TARGET INTELLECTUAL PROPERTY," which term will also include all other Intellectual Property owned by or licensed to Target now or in the past) without any conflict with or infringement or misappropriation of any rights or property of others ("INFRINGEMENT"), except to the extent that the failure to have such rights has not had and would not have a Material Adverse Effect on Target and except for such items as may reasonably be expected to be available for licensing on reasonable terms from third parties. Such ownership, licenses and rights are exclusive except (A) with respect to Inventions (as hereinafter defined) in the public domain that are not important differentiators of Target's business or proposed business, (B) with respect to standard, generally commercially available, "off-the-shelf" third party products that are not part of any current or proposed product, service or Intellectual Property offering of Target and (C) where the failure to be exclusive has not had and would not have a Material Adverse Effect on Target. No Target Intellectual Property (excluding Intellectual Property licensed to Target only on a nonexclusive basis) was conceived or developed directly or indirectly with or pursuant to government funding or a government contract. "INTELLECTUAL PROPERTY" means: (i) inventions (whether or not patentable); trade names, trade marks, service marks, logos and other designations (collectively, "MARKS"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort (collectively, "INVENTIONS") and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP RIGHTS"). With respect to patent rights, moral rights and Mark rights, the representations and warranties of this Section 2.11(a) are made only to Target's knowledge and without having conducted any special investigation or patent or trademark search. All copyrightable matter within Target Intellectual Property has been created by persons who were employees or contractors of Target at the time of creation and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto. Target has not received any written communication and, to its knowledge, has not received any verbal communication alleging that Target has been or may be (whether in its current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement, nor does Target have any particular reason to expect that any such communication will be forthcoming.

          (b) To the extent included in Target Intellectual Property (but excluding Intellectual Property licensed to Target only on a nonexclusive basis), Section 2.11 of the Target Disclosure Schedule lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor) all patents and patent applications; all registered and unregistered Marks; and all registered and, if material, unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. No cancellation, termination, expiration or abandonment to the knowledge of Target of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals, and failures to obtain allowable subject matter for patent applications from applicable registration authorities) is anticipated by Target, except where such event would not have a Material Adverse Effect on Target. Except as referenced in written documentation previously provided to Acquiror (including without limitation file wrappers), Target is not aware of any material challenges (or any specific basis therefor) with respect to the validity of any of the foregoing issued or registered IP Rights (or any part or claim thereof) or with respect to the patentability of any claim of any of the foregoing patent applications.

          (c) There is, to the knowledge of Target, no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property (excluding any such activity with respect to third party Intellectual Property outside the scope of any exclusivity granted to Target) by any third party, including, without limitation, any employee or former employee of Target.

          (d) Target has taken all commercially reasonable and appropriate steps to protect and preserve the confidentiality of all Target Intellectual Property with respect to which Target has exclusivity and wishes to maintain confidentiality and that is not otherwise disclosed in published patents or patent applications or registered copyrights (collectively, the "TARGET CONFIDENTIAL INFORMATION"). All use by and disclosure to employees or others of Target Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements. Target has not disclosed or delivered to any third party (other than an escrow holder), or permitted the disclosure or delivery by any escrow holder or other person any part of any Source Materials (as defined in Section 2.24(m)).

          (e) Each current and former employee and contractor of Target who is or was involved in, or who has contributed to, the creation or development of any Target Intellectual Property (other than third-party Intellectual Property licensed to Target) has executed and delivered and is in compliance with an enforceable agreement in substantially the form of Target's standard Proprietary Information and Inventions Agreements (which agreement provides valid written assignments of all title and rights to any Target Intellectual Property conceived or developed thereunder, or otherwise in connection with his or her contracting, consulting or employment, but not already owned by Target by operation of law).

          (f) To Target's knowledge, Target is not using, and it will not be necessary to use, (i) any Inventions of any of its past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by Target or (ii) any confidential information or trade secrets of any former employer of any such person.

          (g) There are no actions that must be taken by Target or any subsidiary within sixty (60) days following the Closing Date that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

     2.12 Environmental Matters.

          (a) The following terms shall be defined as follows:

              (i) "ENVIRONMENTAL AND SAFETY LAWS" shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the health and safety of employees, workers or other persons, including the public, as in effect on the date hereof.

              (ii) "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, such substances, materials, wastes, pollutants defined in or regulated under any Environmental and Safety Laws.

              (iii) "PROPERTY" shall mean all real property leased or owned by Target or any subsidiary either currently or in the past.

              (iv) "FACILITIES" shall mean all buildings and improvements on the Property of Target.

          (b) Target represents and warrants as follows: (i) to its knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been used, handled and disposed of in material compliance with all Environmental and Safety Laws; and (iii) Target has received no written notice of any noncompliance of the Facilities or of its past or present operations with Environmental and Safety Laws (except for such matters which have been resolved without material liability to Target); (iv) to its knowledge, no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) Target has not received written notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or analogous state statute or any similar foreign law or regulation requiring assessment or clean up, arising out of events occurring prior to the Closing Date; (vi) to Target's knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property, for which Target could reasonably be expected to have a material liability; (vii) to Target's knowledge, there have not been in the past, and are not now, any underground tanks at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) to Target's knowledge, there are no polychlorinated biphenyls ("PCBS") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Target's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) to Target's knowledge, the Facilities and Target's activities therein have at all times been in material compliance with all Environmental and Safety Laws;
(xi) Target has all the permits and licenses required to be issued for its operations and are in full compliance with the terms and conditions of those permits, except where the failure to have or comply with such permits or licenses would not have a Material Adverse Effect on Target; and (xii) all written environmental assessments known to Target of Target's current or past Properties or Facilities have been provided to Acquiror.

     2.13 Taxes.

          (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Target (collectively "TAX RETURNS" and individually a "TAX RETURN"), have been or will be properly completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such due date. The Target Balance Sheet (i) fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Target Balance Sheet Date and Target has not and will not incur any Tax liability in excess of the amount reflected on such Target Balance Sheet with respect to such periods (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after the Target Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Target Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since the Target Balance Sheet Date has been or will be incurred by Target other than in the ordinary course of business, and adequate provision has been made by Target for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

          (b) Target has previously provided or made available to Acquiror true and correct copies of all Tax Returns. Target has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the knowledge of Target, Tax Returns filed with respect to Taxable years of Target through the Taxable year ended December 31, 1998 in the case of the United States, have been examined and closed. Target (or any member of any affiliated or combined group of which Target has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Target) investigation now pending or (to the knowledge of Target) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that would, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Target is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Target nor any person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Target has never been a party (either as a distributing corporation as a corporation that has been distributed) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Target has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Target stockholder is other than a United States person within the meaning of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Target has not engaged in a trade or business within any foreign country. Target has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of federal or state law. All material elections with respect to Target's Taxes made during the fiscal years ended December 31, 1997, 1998 and 1999 are reflected on the Target Tax Returns for such periods, copies of which have been provided or made available to Acquiror. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Acquiror, which consent will not be unreasonably withheld or delayed. Target is not party to any joint venture, partnership or other arrangement or contract which would reasonably be expected to be treated as a partnership for federal income tax purposes. Target is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, as a result of the Merger, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), Section 162(a) (by reason of being unreasonable in amount), Section 162 (b) through (p) or Section 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Target nor does Target owe any amount under any such Agreement. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

          (c) For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.13, the term "TARGET" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

     2.14 Employee Benefit Plans.

          (a) Section 2.14 of the Target Disclosure Schedule lists, with respect to Target, any subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (each, an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to any employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "TARGET EMPLOYEE PLANS").

          (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the

Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a). Target has also furnished Acquiror with all registration statements and prospectuses prepared in connection with each Target Employee Plan.

          (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and
(viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(1)
of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No payment or benefit which will or may be made by Target to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (d) With respect to each Target Employee Plan, Target and each of its U.S. subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Target subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

          (f) Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

          (g) Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

     2.15 Employees and Consultants. Target has provided Acquiror with a true and complete list of all persons employed by Target, all persons who perform work for Target pursuant to any agreement(s) between Target and any employment agency, and all independent contractors of Target as of the date hereof and the position and total compensation, including base salary or wages, bonus, commissions, and all other available forms of compensation, payable to each such individual. Section 2.15 of the Target Disclosure Schedule lists all current written or oral employment agreements, independent contractor agreements, consulting agreements or termination or severance agreements to which Target is a party. Any employment, independent contractor or consulting agreement which varies in any material terms from Target's standard form agreement has been provided to Acquiror. This Agreement and the transactions contemplated hereby do not and will not violate any such employment, independent contractor or consulting agreements. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. All individuals performing services for Target as independent contractors (defined as any individual who provides services for Target who is not treated as a common-law employee for purposes of statutory withholdings and/or employment benefits) at any time are properly classified as independent contractors pursuant to all applicable regulations, including but not limited to I.R.S. Revenue Ruling 87-41, 1987-1 C.B. 296. Target withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target under any workers compensation plan or policy or for long term disability. There are no claims or controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees, which claims of controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Target is not a party to any collective bargaining agreement or other labor union contract nor does Target know of any activities or proceedings of any labor union to organize any such employees. To the knowledge of Target, no employees or independent contractors of Target are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer or customer relating to the right of any such employee or independent contractor to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees or independent contractors of Target have given notice to Target, nor is Target otherwise aware, that any such employee intends to terminate his or her employment with Target.

     2.16 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee or consultant of Target or any of its subsidiaries, (b) materially increase any benefits otherwise payable by Target or any of its subsidiaries or (c) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Code Section 411(d)(3).

     2.17 Related-Party Transactions. No employee, officer or director of Target, or to Target's knowledge, any member of his or her immediate family, is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any such employee, officer or director or, to Target's knowledge, any member of his or her immediate family. To Target's knowledge, none of such persons has a direct ownership interest in any firm or corporation with which Target has a material business relationship, except
(a) to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies and (b) ownership interests held by investment funds affiliated with Target's directors. To Target's knowledge, no member of the immediate family of any officer or director of Target is directly or indirectly interested in any Material Contract (as defined below) of Target.

     2.18 Insurance. Section 2.18 of the Target Disclosure Schedule lists all policies of insurance and bonds, and the respective amounts of such policies and bond, carried by Target. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 Compliance with Laws. Target and each of its subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or the ownership or operation of their business, except for such violations or failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

     2.20 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' or financial advisory fees or any similar charges in connection with this Agreement or the Merger.

     2.21 Support Agreements. All of the persons and/or entities deemed in the reasonable judgment of Target to be "affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("RULE 145") are listed in Section
2.21 of the Target Disclosure Schedule. Each of such persons has executed and delivered to Acquiror a Support Agreement.

     2.22 Board Approval; Stockholder Approval Required. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of Target and (iii) recommended that the stockholders of Target approve this Agreement and the Merger. The affirmative vote of the holders of (i) a majority of the outstanding shares of Target Capital Stock and
(ii) the holders of at least 65% of the outstanding shares of Target Series B Preferred Stock and Target Series C Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis), in each case outstanding on the record date set for the determination of stockholders entitled to vote on or consent to the Merger are the only votes or consents of the holders of Target Capital Stock necessary to approve this Agreement and the Merger.

     2.23 Customers and Suppliers. As of March 12, 2000 no customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding such date, and no material supplier of Target during such period, has canceled or otherwise terminated, or made any threat to Target to cancel or otherwise terminate its relationship with Target for any reason including, without limitation the consummation of the transactions contemplated hereby, or has at any time on or after the Target Balance Sheet Date decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

     2.24 Material Contracts. Section 2.24 of the Target Disclosure Schedule sets forth a list of all material agreements or commitments ("MATERIAL CONTRACTS") of any nature to which Target is a party or by which it is bound, including without limitation:

          (a) each agreement which requires future expenditures by Target in excess of $40,000 in any one case or $80,000 in the aggregate or which might result in payments to Target in excess of $40,000 in any one case or $80,000 in the aggregate;

          (b) all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements;

          (c) each agreement with any 1% or greater stockholder, officer or director of Target, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities
Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity;

          (d) any agreement between Target and a third party relating to Target Intellectual Property, other than non-exclusive licenses generally available from third parties;

          (e) any agreement for the borrowing of money or line of credit, trust indenture, mortgage, promissory note, loan agreement or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

          (f) agreements with respect to security interests, liens or pledges;

          (g) any agreement not made in the ordinary course of Target's business;

          (h) any agreement which provides for the restraint or restriction of Target's right to compete with any person in the conduct of its business;

          (i) any confidentiality, secrecy or non-disclosure agreement with any party with which Target has, has had or reasonably expects to have a significant relationship;

          (j) any distributor, reseller, agency or manufacturer's representative contract;

          (k) any contract to support or maintain Target's products, that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

          (l) any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

          (m) any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Target Intellectual Property ("SOURCE MATERIALS"); and

          (n) any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in a customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business.

     2.25 No Breach of Material Contracts. The Target has performed all of the material obligations required to be performed by it, and is not in default in any material respect under, any Material Contract. Each of the Material Contracts is (as to Target) in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, would reasonably be expected to (a) become a material default or event of default under any Material Contract, (b) result in the loss or expiration of any material right or option by Target (or the gain thereof by any third party) under any Material Contract or (c) result in the release, disclosure or delivery to any third party of any Source Materials. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

     2.26 Third-Party Consents. Section 2.26 of the Target Disclosure Schedule lists all contracts that require a novation or consent to assignment, as the case may be, prior to the Effective Time so that the Surviving Corporation shall be made a party in place of Target or as assignee.

     2.27 Material Third Party Consents. Section 2.27 of the Target Disclosure Schedule sets forth every contract which, if no novation occurs to make Acquiror or the Surviving Corporation a party thereto or if no consent to assignment is obtained, would have a material adverse effect on Acquiror's or the Surviving Corporation's ability to operate the business in the same manner as the business was operated by Target prior to the Effective Time.

     2.28 Minute Books. The minute books of Target made available to Acquiror contain an accurate summary of all resolutions adopted and all other material actions taken at all meetings of directors and stockholders and all actions by written consent since the time of incorporation of Target through the date of this Agreement.

     2.29 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested in writing by Acquiror or its counsel or other representatives in connection with their legal and accounting review of Target.

     2.30 Year 2000 Compatibility. None of the products and services sold, licensed, rendered, or otherwise provided by Target in the conduct of its business has materially malfunctioned, materially ceased to function, generated materially incorrect data or produced materially incorrect results or caused any of the above with respect to the property or business of third parties using such products or services when processing, providing or receiving (a) date-related data from, into and between the Twentieth (20th) and Twenty-First
(21st) centuries or (b) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First (21st) centuries. Target has not made any other representations or warranties specifically relating to the ability of any product or service sold, licensed, rendered or otherwise provided by Target in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (x) date-related data from, into and between the Twentieth (20th) and Twenty-First (21st) centuries and (y) date-related data in connection with any valid date in the Twentieth (20th) and Twenty-First
(21st) centuries.

     2.31 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Target Balance Sheet,
(b) those not required to be set forth or adequately provided for in the Target Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and (d) those incurred in connection with the execution of this Agreement.

     2.32 Inventory. The inventories shown on the Target Financial Statements, or thereafter acquired by Target, net of revenues on the Target Financial Statements consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since the Target Balance Sheet Date, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Target has no inventory in the distribution channel and Target has no commitments to purchase inventory.

     2.33 Accounting and Tax Matters. Except as set forth in the preliminary letter issued by KPMG LLP, Target's independent accountants, as of the date hereof, to Target's knowledge neither Target nor any of its affiliates has taken or agreed to take any action, nor does Target have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     2.34 Export Control Laws. Target has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, Target represents and warrants that:

          (a) Target has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

          (b) Target is in compliance with the terms of all applicable export licenses or other approvals;

          (c) There are no pending or, to Target's knowledge, threatened claims against Target with respect to such export licenses or other approvals;

          (d) To Target's knowledge there are no actions, conditions or circumstances pertaining to Target's export transactions that may give rise to any future claims; and

          (e) No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

     2.35 Product Releases. Target has provided Acquiror a Schedule of Product Releases, which Schedule is included in Section 2.35 of the Target Disclosure Schedule. Target has a good faith belief that it can achieve the release of products on the schedule described therein and is not currently aware of any material change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

     2.36 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading in any material respect.

     2.37 Permit Application; Information Statement. The information supplied by Target for inclusion in the application for issuance of the Permit pursuant to which the shares of Acquiror Common Stock to be issued in the Merger and the Target Options to be assumed in the Merger will be qualified under California Law (the "PERMIT APPLICATION") shall not, at the time the Fairness Hearing is held and the time the qualification of such securities is effective under
Section 25122 of California Law, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the information statement to be sent to the


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

stockholders of Target in connection with the Target stockholders' consideration of this Agreement and the Merger (the "TARGET STOCKHOLDERS' ACTION") (such information statement as amended or supplemented is referred to herein as the "INFORMATION STATEMENT") shall not, on the date the Information Statement is first mailed to Target stockholders, at the time of the Target Stockholders' Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the Target Stockholders' Action which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in the Permit Application or the Information Statement.

     2.38 Registration Rights. There is no agreement of Target to register under the Securities Act any shares of Target Capital Stock or any shares of Target Capital Stock issuable upon the exercise of Target Options or Target Warrants, except pursuant to agreements that will be terminated or that will terminate pursuant to their terms at or prior to the Closing.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "ACQUIROR DISCLOSURE SCHEDULE"). The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article III, and the disclosure in any Section shall qualify only the corresponding Section in this Article III. Any reference in this Article III to an agreement being "ENFORCEABLE" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

     3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

     3.2 Capital Structure. The authorized capital stock of Acquiror consists of 500,000,000 shares of Acquiror Common Stock, par value $0.00025, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on March 3, 2000, 156,835,002 shares of Acquiror Common Stock and no shares of preferred stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Acquiror will have any preemptive right of subscription or purchase in respect thereof.

     3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause (b) would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or, to the knowledge of Acquiror, with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the Merger and the other transactions contemplated hereby, except for (u) the filing of the Certificate of Merger, (v) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (w) the filing of a Form 8-K with the Securities and Exchange Commission ("SEC") within fifteen (15) days after the Closing Date,
(x) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the Target Options, (y) such filings as may be required under HSR, and (z) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 SEC Documents; Financial Statements. As of their respective filing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filing filed with the SEC by Acquiror (collectively, the "ACQUIROR SEC DOCUMENTS") complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect, except to the extent corrected by a subsequently filed Acquiror SEC Document. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "ACQUIROR FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act). The Acquiror Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments). There has been no change in Acquiror's accounting policies except as described in the notes to the Acquiror Financial Statements.

     3.5 Accounting and Tax Matters. Except as set forth in the preliminary letter issued by Arthur Andersen LLP, Acquiror's independent accountants, as of the date hereof, to Acquiror's knowledge neither Acquiror nor any of its affiliates has taken or agreed to take any action, nor does Acquiror have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.6 Absence of Undisclosed Liabilities. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in Acquiror's Balance Sheet dated December 31, 1999 (the "ACQUIROR BALANCE SHEET"),
(ii) those not required to be set forth or adequately provided for in the Acquiror Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since December 31, 1999 and (iv) those incurred in connection with the execution of this Agreement.

     3.7 No Brokers. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' or financial advisory fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.8 Representations Complete. None of the representations, warranties or statements made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading in any material respect.

     3.9 Information to be Supplied by Acquiror. The information supplied by Acquiror and Merger Sub for inclusion in the Permit Application shall not, at the time the Fairness Hearing is held and the time the qualification of such securities is effective under Section 25122 of California Law, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Target's stockholders, at the time of the Target Stockholders' Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the Target Stockholders' Action which has become false or misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. During such period, Target further agrees to (a) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, (b) subject to Acquiror's consent to the filing of material Tax Returns, if applicable, pay or perform other obligations when due and (c) use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of Target's business, and of any event which could have a Material Adverse Effect on Target.

     4.2 Restrictions on Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

          (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

          (c) Material Contracts. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses other than in the ordinary course of business consistent with past practice;

          (d) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the (i) issuance of shares of Target Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement and (ii) the issuance of shares of Target Common Stock or the grant of Target Options, aggregating not more than 152,764 shares, to non-officer employees of Target, in each case in the ordinary course of business;

          (f) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify any rights to Target Intellectual Property other than the grant of non-exclusive licenses in the ordinary course of business;

          (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets (other than Target Intellectual Property) which are material, individually or in the aggregate, to its business;

          (i) Indebtedness. Incur or commit to incur any indebtedness for borrowed money in excess of $80,000 in the aggregate or guarantee any such indebtedness in excess of $80,000 in the aggregate or issue or sell any debt securities or guarantee any debt securities of others;

          (j) Leases. Enter into any operating leases requiring payments in excess of $40,000 in the aggregate;

          (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $40,000 in any one case or $80,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

          (l) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $80,000 in the aggregate;

          (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

          (n) Termination or Waiver. Terminate or waive any right of substantial value;

          (o) Employee Benefits; Severance. Take any of the following actions:
(i) increase or agree to increase the compensation, including base salary, wages, bonus, and/or commissions payable or to become payable to its directors, officers, employees, or independent contractors, except for increases in base salary or wages of non-officer employees that are scheduled to take place in the ordinary course of business; (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer, employee, or independent contractor; (iii) enter into any collective bargaining agreement; or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or independent contractors;

          (p) Lawsuits. Commence a lawsuit or arbitration proceeding other than
(i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable asset of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to its business;

          (r) Taxes. Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax Return (other than any estimated Tax Returns, immaterial information returns, payroll tax returns or sales Tax Returns) or any amendment to a Tax Return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment;

          (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3 Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 No Solicitation.

         (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent,
(i) solicit, initiate, or knowingly encourage any written inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, or any asset of Target the absence of which would materially diminish the value of the Merger to Acquiror or the benefits expected by Acquiror to be realized from the Merger, other than the transactions contemplated by this Agreement (any of the foregoing written inquiries or proposals being referred to in this Agreement as a "TAKEOVER PROPOSAL") or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, (iii) agree to, approve or recommend any Takeover Proposal; provided, however, that nothing herein shall prohibit Target, before the adoption of this Agreement by the stockholders of Target, from (x) furnishing information regarding Target, (y) entering into negotiations or discussions with, any person or group in response to a Takeover Proposal submitted by such person or group (and not withdrawn) and (z) subject to the provisions of Section
5.3 of this Agreement, endorsing and/or recommending a superior Takeover Proposal, and any such actions shall not be considered a breach of this Agreement to the extent they are taken in compliance with the conditions and limitations set forth in this Agreement if (1) neither Target nor any of its representatives shall have violated any of the restrictions set forth in this
Section 5.1 or Section 5.3, (2) the Board of Directors of Target concludes, in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Board of Directors of Target to Target stockholders under applicable law, (3) prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Target gives Acquiror written notice of the identity of such person or group, the terms and conditions of the offer and Target's intention to furnish information to, or enter into discussions or negotiations with, such person or group, and (4) contemporaneously with furnishing any such information to such person or group, Target furnishes such information to Acquiror (to the extent that such information has not been previously furnished by Target to Acquiror).

          (b) Target and its representatives will immediately cease and cause to be terminated any and all existing discussions, negotiations, exchanges of information and other activities with respect to any Takeover Proposal. Promptly following the execution and delivery of this Agreement, Target shall (i) inform each of its representatives of the obligations undertaken in this Section 5.1 and (ii) request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring it to return to Target all confidential information heretofore furnished to such person by or on behalf of it; provided, however, that within ten (10) business days of Target's receipt from Acquiror of the form of a letter concerning termination of such existing discussions, negotiations, exchanges of information and other activities, Target shall send such letter to the other parties engaged in such discussions, negotiations, exchanges of information and other activities. Target shall notify Acquiror forthwith if any written inquiries, proposals or offers relating to a Takeover Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Target or any of its representatives, indicating, in connection with such notice, the name of the person making the inquiry, proposal or offer and the material terms and conditions of any proposals or offers. Thereafter Target shall provide Acquiror with a true and complete copy of such Takeover Proposal or communication and shall otherwise keep Acquiror informed, on a current basis, with respect to the status and terms of any such proposal or offer and the status of any such negotiations or discussions.

          (c) Target and Acquiror agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Acquiror shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

     5.2 Preparation of Information Statement; Permit Application.

          (a) As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, an Information Statement for the stockholders of Target to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and independent accountants to cooperate with the other's counsel and independent accountants in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Target Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

          (b) As soon as practicable after the execution of this Agreement, Acquiror shall (i) prepare, with the cooperation of Target, the Permit Application, (ii) file the Permit Application under Section 25121 of California Law with the California Commissioner of Corporations (the "COMMISSIONER") and
(iii) file a request for a hearing to be held by the Commissioner to consider the terms, conditions and fairness of the transactions contemplated by this Agreement pursuant to Section 25142 of California Law. Acquiror and Target shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application. Target will promptly advise Acquiror and Acquiror will promptly advise Target, in writing, if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Acquiror shall not include in the Permit Application any information with respect to Target or its affiliates or associates, the form and content of which information shall not have been approved by Target prior to such inclusion.

          (c) As soon as permitted by the Commissioner, Target shall cause the mailing of the hearing notice to all holders of securities entitled to receive such notice pursuant to the requirements of the rules of the Commissioner and California Law. Target shall furnish to Acquiror such data and information as is reasonably necessary for Acquiror's preparation and filing of the request for the hearing and the hearing notice.

     5.3 Stockholders' Meeting or Consent Solicitation.

         (a) As soon as permitted by the Commissioner, Target shall promptly take all actions necessary to either (a) call a meeting of its stockholders to be held for the purpose of voting upon this Agreement and the Merger or (b) commence a consent solicitation to obtain such approvals in order to effect consummation of the Merger on or before April 3, 2000, or as soon thereafter as is practicable. Target will, through its Board of Directors, recommend to its stockholders approval of such matters as soon as practicable after the date hereof. Target shall use all reasonable efforts to solicit from its stockholders proxies or consents in favor of such matters.

         (b) Subject to the right of Target to terminate this Agreement pursuant to Section 7.1, nothing contained in Section 5.1 shall limit Target's obligation to call, give notice of, convene and hold a meeting of Target's stockholders to consider the Merger or solicit Target stockholder consents (regardless of whether the recommendation of the Board of Directors of Target shall have been withdrawn, amended or modified and regardless of whether any Takeover Proposal has been commenced, disclosed, or announced).

     5.4 Access to Information.

         (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its independent auditors, counsel and other representatives copies of internal financial statements promptly upon request.

         (b) Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement or the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

         (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         (d) Target shall provide Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the earlier of the termination of this Agreement or the Effective Time, to all of Target's Tax Returns and other records and workpapers relating to Taxes and shall provide the following information to Acquiror and its representatives promptly upon any request therefor: (i) a list of the types of Tax Returns being filed by Target in each Taxing jurisdiction, including the year of the commencement of the filing of each such type of Tax Return and all closed years with respect to each such type of Tax Return filed in each jurisdiction, (ii) a list of all material Tax elections filed in each jurisdiction by Target, (iii) a schedule of any deferred intercompany gain with respect to transactions to which Target has been a party and (iv) receipts for any Taxes paid to foreign Tax Authorities.

     5.5 Confidentiality. The parties each agree that all information provided by one party to the other in the course of pursuing the Merger will be deemed confidential and proprietary to the providing party, and will not be disclosed to any other person or entity (other than the receiving party's attorneys, accountants, or other advisers subject to similar confidentiality restrictions), and such information will not be used by the receiving party except for the limited purpose of evaluating the desirability of completing this proposed transaction; provided, however, that these confidentiality restrictions will not apply to information that the receiving party can demonstrate is publicly available or was already known by the receiving party through a third party with no confidentiality obligations to the other party. All documents and other written information (and all copies thereof, including copies on electronic media) received by one party from the other shall promptly be returned to the disclosing party upon the written request of the disclosing party. The parties further acknowledge that the provisions of this Section 5.5 shall be in addition to, and not in substitution for, the provisions of paragraph 15 of the letter agreement dated February 25, 2000 between Target and Acquiror (the "NON-DISCLOSURE AGREEMENT"), and that to the extent there is a conflict between this Section 5.5 and the Non-Disclosure Agreement, the provisions of this
Section 5.5 shall prevail.

     5.6 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or required by Acquiror to comply with the rules and regulations of the SEC or The Nasdaq Stock Market or to comply with disclosure obligations under applicable securities laws.

     5.7 Consents; Cooperation.

         (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for consent therefor or assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

         (b) Each of Acquiror and Target shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "ORDER"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (a) sixty (60) days after the date of this Agreement or (b) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Acquiror and Target shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

         (c) Notwithstanding the foregoing, neither Acquiror nor Target shall be required to agree, as a condition to any Approval, to divest itself of or hold separate any subsidiary, division or business unit which is material to the business of such party and its subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a Material Adverse Effect on (a) the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole or (b) the benefits intended to be derived as a result of the Merger.

     5.8 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (a) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this
Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     5.9 Legal Requirements. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.10 Tax-Free Reorganization. Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368.

     5.11 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

     5.12 Stock Options.

          (a) At the Effective Time, the Target Stock Option Plan and each outstanding option to purchase shares of Target Common Stock under such Plan, whether vested or unvested, shall be assumed by Acquiror. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan and related stock option agreement immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. After the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan, a document in form and substance satisfactory to the Stockholders' Agent (as defined in Section 8.9) evidencing the foregoing assumption of such option by Acquiror.

          (b) Acquiror shall comply with the terms of the Target Stock Option Plan and ensure, to the extent required by, and subject to the provisions of, such Target Stock Option Plan, that Target Options which qualified as incentive stock options prior to the Effective Time continue to quality as incentive stock options after the Effective Time.

          (c) Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery under Target Options assumed in accordance with this Section 5.12.

          (d) All outstanding rights of Target which it may hold immediately prior to the Effective Time to repurchase unvested shares of Target Capital Stock (the "REPURCHASE OPTIONS") shall be assigned to Acquiror in the Merger and shall thereafter be exercisable by Acquiror upon the same terms and conditions in effect immediately prior to the Effective Time, except (i) as described in
Section 5.12 of the Target Disclosure Schedule and (ii) that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Common Exchange Ratio.

          (e) Target shall use all reasonable efforts to prepare a spreadsheet in form acceptable to Acquiror or its agent which spreadsheet shall list, as of the Effective Time, all Target stockholders, and optionholders and warrantholders and their respective addresses, the number of Target shares or options or warrants to purchase shares held by such persons (including in the case of shares, the respective certificate numbers), the Exchange Ratio applicable to each holder, the number of shares of Acquiror Common Stock (or options or warrants to purchase Acquiror Common Stock) to be issued to each holder, the number of shares of Acquiror Common Stock to be deposited into the Escrow Fund on behalf of each holder and the vesting arrangement with respect to Target Options and Target Warrants (the "OPTION AND WARRANT SPREADSHEET"). The Option and Warrant Spreadsheet shall be certified as complete and correct by a duly elected officer of Target at the Closing.

     5.13 Target Director and Officer Indemnification.

          (a) Until the third anniversary of the Effective Date, Acquiror will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Target in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under written agreements with such individuals and Target's Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) In the event any claim, action, suit, proceeding or investigation is asserted for which a person is entitled to indemnification hereunder, (i) any counsel retained by the indemnified parties shall be reasonably satisfactory to Acquiror and the Surviving Corporation and (ii) Acquiror and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Acquiror nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such three-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

          (c) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party.

     5.14 Escrow Agreement. On or before the Effective Time, the Escrow Agent, the Stockholders' Agent, Target and Acquiror will execute the Escrow Agreement contemplated by Article VIII in substantially the form attached hereto as Exhibit C (the "ESCROW AGREEMENT").

     5.15 Form S-8. Acquiror agrees to file, after the Closing, no later than fifteen (15) business days after Acquiror's receipt of the Option and Warrant Spreadsheet, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror; provided, that Acquiror has received not less than ten (10) business days prior to such projected filing date, all option documentation relating to the outstanding options); and provided further, that such options qualify for registration on such Form S-8. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

     5.16 Listing of Additional Shares. Prior to the Effective Time, Acquiror shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the Target Options and Target Warrants assumed by Acquiror.

     5.17 Employees. Set forth in Section 5.17 of the Acquiror Disclosure
Schedule is a list of employees of Target to whom Acquiror will make an offer of employment pursuant to either (i) an Employment Agreement or (ii) an Employment and Noncompetition Agreement substantially in the forms attached hereto as Exhibits D-1 through D-15. Acquiror will negotiate in good faith to enter into an agreement with the employees listed in Section 5.17 of the Acquiror Disclosure Schedule. Target shall cooperate with Acquiror to assist Acquiror in entering into an agreement with such employees.

     5.18 Benefit Arrangements. Acquiror shall offer employment to all employees of Target as of the Effective Time except those listed in Section 5.18 of the Acquiror Disclosure Schedule. Acquiror and Target agree that Acquiror will provide benefits following the Effective Time to Target employees who accept such offer of employment that are substantially identical to the benefits currently provided to similarly situated employees of Acquiror. From and after the Effective Time, Acquiror shall grant all employees of Target who accept such offer of employment credit for all service (to the same extent as service with Acquiror is taken into account with respect to similarly situated employees of Acquiror) with Target prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Target was service with Acquiror. Acquiror and Target agree that where applicable with respect to any medical or dental benefit plan of Acquiror, any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Acquiror.

     5.19 Conversion of Target Preferred Stock. Target shall use its reasonable best efforts to ensure that either all of Target's outstanding Preferred Stock shall have been converted into Target Common Stock in accordance with the Certificate of Incorporation of Target or that the

Certificate of Incorporation of Target shall provide that the Merger shall cause a liquidation event with respect to the Target Preferred Stock, with the holders of the Target Preferred Stock receiving in the Merger, in exchange for their shares of Target Preferred Stock, shares of Acquiror Common Stock.

     5.20 Additional Agreements; Best Efforts. Each of the parties agrees to use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders of Target described in Section 5.3, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.21 Notice to Holders of Target Warrants. As soon as practicable after the execution of this Agreement, Target shall notify all holders of outstanding Target Warrants of the Merger (including notifying such holders that no registration rights with respect to such Target Warrants and underlying shares will exist following the Closing) and shall, notwithstanding Section 5.5 hereof but pursuant to a non-disclosure agreement approved by Target and Acquiror, provide such holders all information requested by such holders relevant to the exercise of Target Warrants.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

         (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of at least 90% of the shares of the Target Common Stock and 90% of the Target Preferred Stock outstanding as of the record date set for the Target stockholders' meeting or solicitation of stockholder consents, and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Target as is required by the terms of Code Section 280G(b)(5)(B).

         (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

         (c) Governmental Approval. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws.

         (d) Fairness Hearing. The Commissioner shall have approved the terms and conditions of the transactions contemplated by this Agreement and the Certificate of Merger and the fairness of such terms and conditions pursuant to
Section 25142 of California Law following a fairness hearing and shall have issued a Permit under Section 25121 of California Law for the issuance of (i) the Acquiror Common Stock to be issued in the Merger, (ii) Acquiror options in substitution for the Target Options, (iii) the Acquiror Common Stock issuable on exercise of the Target Stock Options to be assumed by Acquiror, (iv) Acquiror warrants in substitution for the Target Warrants and (v) the Acquiror Common Stock issuable on exercise of the Target Warrants to be assumed by Acquiror.

         (e) Tax Opinions. Acquiror and Target shall have received written opinions of Acquiror's legal counsel and Target's legal counsel, respectively, in form and substance reasonably satisfactory to them, and dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror and Target.

         (f) Escrow Agreement. Acquiror, Target, the Escrow Agent and the Stockholders' Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

     6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

         (a) Representations, Warranties and Covenants. Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects), except where the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect on Acquiror, on and as of the Effective Time as though such representations and warranties were made on and as of such time (except that representations and warranties which by their express terms are made on and as of a specified earlier date shall be made only on and as of such specified earlier date) and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

         (b) Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by its Chief Financial Officer to the effect set forth in Section 6.2(a).

         (c) Legal Opinion. Target shall have received a legal opinion from Acquiror's legal counsel substantially in the form attached as Exhibit E hereto.

     6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

         (a) Representations, Warranties and Covenants. Except as disclosed in the Target Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for (A) changes contemplated by Section
4.2 of this Agreement and (B) such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time (except that representations and warranties which by their express terms are made on and as of a specified earlier date shall be made only on and as of such specified earlier date), except where the failure to be so true and correct would not be reasonably expected to have a Material Adverse Effect on Target, and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

         (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect set forth in Section 6.3(a).

         (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons, if any, whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth in Section 2.27 of the Target Disclosure Schedule.

         (d) Legal Opinion. Acquiror shall have received a legal opinion from Target's legal counsel, in substantially the form attached hereto as Exhibit F.

         (e) FIRTPA Certificate. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of

Exhibit G attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit G attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

         (f) 280G Agreements. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Section 280G Agreement in the form of Exhibit H hereto from each person identified by Target or Acquiror as potentially receiving excess parachute payments, as defined in Section 280G of the Code, in connection with the Merger.

         (g) Resignation of Directors. The directors of Target in office immediately prior to the Effective Time shall have resigned as directors of Target effective as of the Effective Time.

         (h) Employment Agreements; Employment and Non-Competition Agreements. The employees of Target set forth in Section 5.17 of the Acquiror Disclosure Schedule shall have accepted employment with Acquiror and shall have entered into either (i) an Employment Agreement or (ii) an Employment and Noncompetition Agreement substantially in the forms attached hereto as Exhibits D-1 through D-15.

         (i) Certificates of Good Standing. Target shall, prior to the Closing Date, provide Acquiror a certificate from the Secretary of State of California as to Target's good standing and payment of all applicable taxes.

         (j) Termination of Pension Plan. Unless otherwise stated by Acquiror in writing, Target shall, immediately prior to the Closing Date, terminate Target's 401(k) Plan (the "401(k) PLAN") and no further contributions shall be made to the 401(k) Plan, provided that as a condition of such termination Target's employees shall be eligible to participate in Acquiror's 401(k) plan immediately following the Closing Date. Target shall provide to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

         (k) Option and Warrant Spreadsheet. Acquiror shall have received the Option and Warrant Spreadsheet, which shall have been certified as true and correct by an authorized officer of Target.

                                  ARTICLE VII

                   TERMINATION, EXPENSES, AMENDMENT AND WAIVER

     7.1 Termination. At any time prior to the Effective Time, whether before or after approval by Target's stockholders of matters presented to Target's stockholders in connection with the Merger, this Agreement may be terminated:

         (a) by mutual consent duly authorized by the Boards of Directors of Acquiror and Target;

         (b) by either Acquiror or Target, if the Closing shall not have occurred on or before July 15, 2000 (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

         (c) by Acquiror, if (i) Target shall have materially breached any representation or warranty made as of the date of this Agreement (or shall have breached in any respect, any representation or warranty which is qualified by its terms as to materiality), or shall materially breach any obligation or agreement hereunder in a manner causing conditions precedent to the Closing not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement or (ii) the Board of Directors of Target shall have omitted, withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or recommended, endorsed, accepted or agreed to a Takeover Proposal;

         (d) by Target, if Acquiror shall have materially breached any representation or warranty made as of the date of this Agreement (or shall have breached in any respect, any representation or warranty which is qualified by its terms as to materiality), or shall materially breach any obligation or agreement hereunder in a manner causing conditions precedent to the Closing not to be satisfied and such breach shall not have been cured within ten (10) business days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in material breach of this Agreement;

         (e) by Acquiror if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of Target's stockholders or at any adjournment thereof or the failure to obtain the consent of Target's stockholders within five (5) business days after the date upon which such consent is sought in accordance with Section 5.3;

         (f) by Target if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of Target's stockholders or at any adjournment thereof or the failure to obtain the consent of Target's stockholders within five (5) business days after the date upon which such consent is sought in accordance with Section 5.3;

         (g) by Acquiror, if Target or any of its representatives shall participate in discussions or negotiations, or take any other action, in breach (other than an immaterial breach) of Section 5.1; or

         (h) by Target, in response to a Takeover Proposal which is superior to the Merger (as determined in good faith by Target's Board of Directors); provided that Target shall have complied in all material respects with its obligations under Sections 5.1 and Section 5.3 and such Takeover Proposal did not otherwise result from a material breach of any of Target's obligations under this Agreement; and provided further, that no termination pursuant to this
Section 7.1(h) shall be effective until after the third business day following Acquiror's receipt of written notice advising Acquiror that Target's Board of Directors is prepared to accept a Takeover Proposal which is superior in the good faith determination of Target's Board of Directors to the Merger, specifying the material terms of such Takeover Proposal and identifying the person or persons making such Takeover Proposal; and the payment of any applicable termination fee pursuant to Section 7.3.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided, that the provisions of Section 5.5 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Expenses and Termination Fees.

         (a) Subject to paragraphs (b) and (c) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that if the Merger is consummated, Acquiror shall pay all Target Merger Expenses pursuant to Section 1.6(a). Any such costs and expenses incurred by Target prior to, at or after the Closing and not presented to Acquiror for payment at or prior to the Closing shall remain an obligation of the Former Target Stockholders. If Acquiror or Target receives any invoices for said costs and expenses after the Closing, it may, with Acquiror's written approval, pay such expenses; provided, however, that such payment shall, if not promptly reimbursed by the Former Target Stockholders at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement and such Damages shall not be subject to the Escrow Basket (as defined in Section 8.4).

         (b) In the event that Acquiror shall terminate this Agreement pursuant to any provision of Section 7.1(c), Target shall reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel). In the event that (i) after a Takeover Proposal has been made to Target or to Target stockholders generally or otherwise has become publicly known and Target's Board of Directors shall have omitted, withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or recommended, endorsed, accepted or agreed to a Takeover Proposal, this Agreement shall be terminated by Acquiror pursuant to Section 7.1(c)(i) (but only as a result of Target's breach of any material covenant or other agreement made in this Agreement) or Section 7.1(e)(ii) or by Target pursuant to
Section 7.1(f)(ii) or by either party pursuant to Section 7.1(b)(but only as a result of Target's breach of any material covenant or other agreement made in this Agreement), or (ii) this Agreement shall be terminated by Acquiror pursuant to Section 7.1(c)(ii) (other than as a result of a (A) change in Target's Board of Director's recommendation based on a right of termination by Target under
Section 7.1(d)) or Section 7.1(g), or (B) the occurrence of any event or condition that has a Material Adverse Effect on Acquiror), or (iii) this Agreement shall be terminated by Target pursuant to Section 7.1(h), then, in any such event, in addition to any other remedies Acquiror may have, Target shall pay to Acquiror the sum of $15,600,000, which shall be due and payable in full within five (5) business days after the termination of this Agreement.

         (c) In the event that Target shall terminate this Agreement pursuant to
Section 7.1(d), Acquiror shall reimburse Target for all of the out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

         (d) Each party acknowledges that the agreements contained in this
Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if a party fails promptly to pay any of the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, the other party commences a suit which results in a judgment or settlement for any of the fees set forth in this Section 7.3, the liable party shall pay to the party commencing such suit its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Chase Bank of Texas, N.A. in effect on the date such payment was required to be made.

     7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of this Agreement by the stockholders of Target shall not
(a) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the

Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Target Capital Stock.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

     8.1 Survival of Representations, Warranties and Covenants. All the representations and warranties set forth in this Agreement shall survive the Effective Time until the first anniversary of the Effective Time; provided, however, that there shall be no limitation period for matters involving fraud. The covenants and agreements of the parties shall survive until the expiration of the time period for their performance as provided herein.

     8.2 Indemnification.

         (a) Subject to the limitations set forth in this Article VIII, the stockholders of Target will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries by Acquiror under existing insurance policies or indemnities from third parties (collectively, "DAMAGES") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement. The Escrow Fund shall be security for this indemnity obligation subject to the limitations in this Agreement. If the Merger is consummated, recovery from the Escrow Fund shall be the exclusive remedy under this Agreement for any breach or default in connection with any of the representations, warranties, covenants or agreements set forth in this Agreement or any exhibit hereto, absent fraud. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party.

         (b) Acquiror and Target each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Acquiror would have agreed to issue in connection with the Merger. Nothing in this Agreement shall limit the liability (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close or (ii) of any Target stockholder in connection with any breach by such stockholder of the Support Agreement.

     8.3 Escrow Fund. As security for the indemnity provided for in Section 8.2 hereof, the Escrow Shares issuable pursuant to Section 1.6(a) shall be registered in the name of, and be deposited with, ChaseMellon Shareholder Services, L.L.C., as escrow agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit C. The Escrow Fund shall be allocated among the Former Target Stockholders on a pro-rata basis in accordance with Section 1.6 hereof (the "ESCROW ALLOCATION") (excluding for purposes of this calculation any Dissenting Shares). Upon compliance with the terms hereof and subject to the provisions of this Article VIII, Acquiror and the Surviving Corporation shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 8.2.

     8.4 Escrow Basket. Notwithstanding the foregoing, Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate (as defined in Section 8.6 below) identifying Damages, the aggregate amount of which exceeds $200,000 (the "ESCROW BASKET"), has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this
Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages; provided, however, that in no event shall Acquiror receive more than the number of shares of Acquiror Common Stock originally placed in the Escrow Fund. In determining the amount of any Damage resulting from any misrepresentation, breach or default or whether a misrepresentation, breach or default has occurred, any materiality standard contained in the applicable representation, warranty or covenant shall be disregarded.

     8.5 Escrow Period. The Escrow Period shall terminate on the first anniversary of the Closing Date; provided, however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

     8.6 Claims upon Escrow Fund.

         (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period (the "TERMINATION DATE") of a certificate signed by the chief financial or chief executive officer of Acquiror (an "OFFICER'S CERTIFICATE"):

             (i) stating that Acquiror or the Surviving Corporation has incurred or paid or properly accrued or disclosed (in accordance with GAAP) Damages in an aggregate stated amount with respect to which Acquiror or the Surviving Corporation is entitled to payment from the Escrow Fund pursuant to this Agreement; and

             (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred, paid, properly accrued or disclosed (in accordance with GAAP) and the specific nature of the breach to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 8.7 and 8.8 of this Agreement, deliver to Acquiror shares of Acquiror Common Stock in an amount necessary to indemnify Acquiror for the Damages claimed; provided, however, that no shares of Acquiror Common Stock shall be delivered to Acquiror, as a result of a claim based upon an accrual or disclosure of Damages until such time as the Acquiror has actually incurred or paid Damages. All shares of Acquiror Common Stock subject to such claims shall remain in the Escrow Fund until the earliest to occur of (A) Damages actually are incurred or paid, (B) Acquiror determines in its reasonable good faith judgment that no Damages will be required to be incurred or paid, or (C) with respect to claims which Acquiror has accrued or disclosed, the earlier of (1) such time as the claims are no longer accrued or disclosed or (2) the expiration of the applicable statute of limitations (in which event such shares shall be distributed in accordance with Section 8.10).

         (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Acquiror Closing Stock Price.

     8.7 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered by Acquiror to the Stockholders' Agent and, for a period of forty-five (45) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to
Section 8.6 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such 45-day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with
Section 8.6 hereof and as set forth in a certificate provided by Acquiror, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 45-day period.

     8.8 Resolution of Conflicts; Arbitration.

         (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, the Stockholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

         (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Acquiror and the Stockholders' Agent agree to arbitration; and in such event the matter shall be settled by arbitration conducted by a single arbitrator. Acquiror and the Stockholders' Agent shall jointly select an arbitrator. If Acquiror or the Stockholders' Agent fail to agree upon an arbitrator within thirty (30) days, an arbitrator shall be selected for them by the American Arbitration Association ("AAA"). The decision of the arbitrator so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in
Section 8.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments or distributions out of the Escrow Fund in accordance with such decision.

         (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas County, Texas under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.8, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target stockholders for whom shares of Target Capital Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs reasonably incurred by the other party to the arbitration.

     8.9 Stockholders' Agent.

         (a) In the event that the Merger is approved by the Target stockholders, effective upon such vote, and without further act of any Target stockholder, Peter Dumanian shall be appointed as agent and attorney-in-fact (the "STOCKHOLDERS' AGENT") for and on behalf of each stockholder of Target (except such stockholders, if any, as shall have perfected their dissenters' rights under Delaware Law), to give and receive notices and communications, to authorize delivery to Acquiror of shares of Acquiror Common Stock from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of Target from time to time upon not less than thirty (30) days prior written notice to Acquiror; provided, however, that the Stockholders' Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted stockholders' agent. Any vacancy in the position of the Stockholders' Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall not receive compensation for his services. Notice or communications to or from the Stockholders' Agent shall constitute notice to or from each of the stockholders of Target.

         (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify the Stockholders' Agent and hold him or her harmless against any loss, liability or expense (including legal fees and other expenses incurred in connection with the exercise of the Stockholders' Agent's duties as such) incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his or her duties hereunder.

          (c) The Stockholders' Agent shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target's and Acquiror's officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          (d) The Stockholders' Agent shall be entitled to a distribution from the Escrow Fund equal to any claim for indemnification or reimbursement for legal fees and other expenses under Section 8.9(b) which has not been satisfied; provided, however, that no such distribution shall be made until all claims of Acquiror set forth in any Officer's Certificate delivered to the Escrow Agent on or prior to the Termination Date have been resolved.

     8.10 Distribution Upon Termination of Escrow Period. Promptly following the Termination Date, the Escrow Agent shall deliver to the Former Target Stockholders all of the shares in the Escrow Fund in excess of any amount of such shares reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date pursuant to Section 8.6 and any unsatisfied or disputed claims by the Stockholders' Agent under Section 8.9. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Former Target Stockholders all shares remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of shares to the Former Target Stockholders pursuant to this section shall be made in proportion to the allocation set forth in Section 8.3.

     8.11 Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

     8.12 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim that Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

     8.13 Maximum Liability and Remedies. The liability of any Former Target Stockholder for damages under this Article VIII shall be several and not joint, and any assertion of Damages against any Former Target Stockholder may only be made pro rata based on the percentage of Escrow Shares attributable to each Former Target Stockholder as set forth on the Escrow Allocation and shall be the sole and exclusive remedy of Acquiror and the Surviving Corporation after the Closing with respect to any representation, warranty, covenant or agreement made by Target under this Agreement and no former stockholder, optionholder, warrantholder, director, officer, employee or agent of Target shall have any personal liability to Acquiror or the Surviving Corporation after the Closing in connection with the Merger; provided, however, that nothing herein limits any potential remedies and liabilities of Acquiror or the Surviving Corporation, arising under applicable state and federal laws against any security holder, director, officer, employee or agent of Target with respect to that person's commission of fraud.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

         (a) if to Acquiror or Merger Sub, to:

             i2 Technologies, Inc.
             One i2 Place
             11701 Luna Road
             Dallas, Texas 75234
             Attention: Corporate Counsel
             Facsimile No.: (469) 357-6893
             Telephone No.: (469) 357-1000
             with a copy to:

             Brobeck, Phleger & Harrison LLP
             301 Congress Avenue, Suite 1200
             Austin, Texas 78701
             Attention:       Ronald G. Skloss
             Facsimile No.: (512) 477-5813
             Telephone No.: (512) 477-5495

         (b) if to Target, to:

             SupplyBase, Inc.
             303 Second Street, Suite 450
             San Francisco, California 94107
             Attention:       Corporate Secretary
             Facsimile No.: (___) ___-____
             Telephone No.: (___) ___-____

             with a copy to:

             Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
             Menlo Park, California 94025
             Attention:       Brooks Stough
             Facsimile No.: (650) 321-2800
             Telephone No.: (650) 321-2400

     9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The phrase "MADE available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 12, 2000. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, the Target Disclosure Schedule and the Acquiror

Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Non-Disclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Article I, Sections 5.12, 5.13, 5.15, 5.18 and Article VIII of this Agreement.

     9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.8 Assignment; Amendment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement may be amended after the Effective Time only by the written agreement of Acquiror, Target and the Stockholders' Agent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                      i2 TECHNOLOGIES, INC.



                                      By: /s/ SANJIV S. SIDHU
                                         --------------------------------------
                                         Name: Sanjiv S. Sidhu
                                              ---------------------------------
                                         Title: Chairman of the Board and
                                                Chief Executive Officer
                                              ---------------------------------


                                      SUPPLYBASE, INC.


                                      By: /s/ DENNIS STRADFORD
                                         --------------------------------------
                                         Name: Dennis Stradford
                                              ---------------------------------
                                         Title: Chief Executive Officer
                                               --------------------------------


                                      STARFISH MERGER CORP.


                                      By: /s/ SANJIV S. SIDHU
                                          --------------------------------------
                                         Name:  Sanjiv S. Sidhu
                                              ---------------------------------
                                         Title: Chairman of the Board and
                                                Chief Executive Officer
                                               --------------------------------


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]